Exhibit 99.5

ZOOZ Power Ltd.

February 22, 2024

Via Edgar

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C., 20549

Re:	ZOOZ Power Ltd.
Registration Statement on Form F-4
Request for Waiver and Representation under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

The undersigned, ZOOZ Power Ltd., a foreign private issuer organized under the laws of Israel (“ZOOZ”), is submitting this letter to the U.S. Securities and Exchange Commission (the “Commission”) together and in connection with ZOOZ’s registration statement on Form F-4 (the “Registration Statement”), relating to a proposed initial public offering of ZOOZ’s ordinary shares, par value NIS 0.00025 per share.

ZOOZ has included in the Registration Statement its audited consolidated financial statements, prepared in accordance with United States generally accepted accounting principles (U.S. GAAP) as of December 31, 2022 and 2021 and for each of the two fiscal years ended December 31, 2022 and 2021, and unaudited interim condensed consolidated financial statements as of June 30, 2023 and for each of the six-month periods ended June 30, 2023 and 2022.

ZOOZ respectfully requests that the Commission waive the requirement of Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering, the registration statement on Form F-4 must contain audited financial statements of a date not older than 12 months from the date of the offering (the “12-Month Requirement”). See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

ZOOZ is submitting this waiver request pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that the Commission will waive the 12-Month Requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.” See also the 2004 release entitled International Reporting and Disclosure Issues in the Division of Corporation Finance (available on the Commission’s website at http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm) by the staff of the Division of Corporation Finance of the Commission at Section III.B.c., in which the staff notes that:

“the instruction indicates that the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship. As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.”

In connection with this waiver request, ZOOZ hereby represents to the Commission that:

1.	ZOOZ is currently listed on the Tel Aviv Stock Exchange and is not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months from the date of filing the Registration Statement.

2.	Full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for ZOOZ.

3.	ZOOZ does not anticipate that its audited financial statements for the fiscal year ended December 31, 2023 will be available until March 31, 2024.

4.	In no event will ZOOZ seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of such request.

ZOOZ will file this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Sincerely,

ZOOZ Power Ltd.

By:	/s/ Avi Cohen
Name:	Avi Cohen
Title:	Executive Chairman